Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 18, 2008, between Equity Media Holdings Corporation, a Delaware corporation (the “Company”) and John E. Oxendine (“Executive”).

WHEREAS, the Company desires to retain and compensate Executive, and Executive desires to be retained and compensated, for his services to the Company Executive effective as of June 14, 2008 (the “Commencement Date”); and

WHEREAS, Executive is willing to enter into such employment agreement on the terms, conditions and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereby agree as follows:

1.  Employment and Duties.

(a)  During the Term (as defined in Section 4), the Company shall employ Executive in the position of Chief Executive Officer of the Company. Executive shall have such responsibilities, duties and authorities reasonably accorded to and expected of a chief executive officer, as well as those that may be established by Board of Directors of the Company from time to time (the “Board”), which responsibilities, duties and authorities will be generally consistent with those of a chief executive officer. Executive hereby accepts this employment upon the terms and conditions contained herein. Executive agrees to devote a significant portion of his business time, attention and efforts to promote and further the business of the Company and in no circumstance less time than that necessary to responsibly and diligently execute his duties hereunder. Subject to Section 3, Executive shall be able to devote the remainder of his business time to other commercial, charitable and community activities, so long as such activities do not interfere with the discharge of his duties and responsibilities to the Company.

(b)  Executive faithfully shall adhere to, execute and fulfill all policies established by the Board.

(c)  Executive shall not be required to be located in Little Rock Arkansas, but shall be present in Little Rock, Arkansas on a regular basis and as necessary to diligently and responsibly fulfill his duties hereunder. Executive understands and agrees that he shall be required to travel for business reasons on behalf of the Company and Executive agrees that none of such travel requirements shall constitute Good Reason (as defined below).

(d)  So long as Executive’s employment hereunder shall be continuing, and provided that Executive shall not be in breach of any of his obligations hereunder, Executive shall be entitled to one seat on the Board of the Company.

2.  Compensation. For all services rendered by Executive in any capacity required hereunder, the Company shall compensate Executive as follows:

(a)  Base Salary. During the Term, Executive shall be paid a base salary at the rate of $25,000 per month (the “Base Salary”), which shall accrue as of the Commencement Date, with accrued amounts paid to Executive as and when the Company has cash flow in excess of the current 13-week projection; provided, however, that amounts accrued from the Commencement Date shall be paid to Executive no later than October 31, 2008, with the Base Salary paid on regular monthly basis thereafter in accordance with the Company’s normal payroll.

(b)  Options. On the date of this Agreement, Executive shall be granted non-qualified options under the Company’s existing stock option plan to purchase (i) 125,000 shares of the Company’s common stock, all of which shall vest on December 13, 2008 and have a per-share exercise price of $0.34 and (ii) an aggregate of 125,000 additional shares of the Company’s common stock, which shall have a per-share exercise price of $0.34, and which shall vest in three installments so long as Executive is then employed by the Company as follows: (x) options to purchase 41,666 shares shall vest at such time as the Company’s current annual operating costs have been reduced by at least $1 million; (y) options to purchase 41,667 shares options shall vest at such time as the Company’s station group is cash flow positive for at least one fiscal quarter and (z) options to purchase 41,667 shares shall vest on June 13, 2009. All options shall vest upon a “Change in Control” as defined in the Company’s 2007 Stock Incentive Plan under which they are granted. The options shall be governed by the stock option agreement in the Company’s customary form under such plan.

(c)  Bonus. Executive shall be entitled to an aggregate bonus of up to $300,000 payable as follows: (i) 50% of such bonus shall be paid as soon as practicable following consummation by the Company of both (1) sales of Company stations or related licenses having aggregate gross proceeds to the Company of at least $20 million (provided that the currently pending sales to Luken Communications and affiliates thereof shall not be counted towards fulfillment of this provision) and (2) a repurchase of the Company’s former RTN subsidiary by the Company under the option granted to it by Luken Communications; (ii) 25% of such bonus shall be paid as soon as practicable after such time as the Company’s station group is cash flow positive for at least one fiscal quarter; and (iii) 25% of such bonus shall be paid as soon as practicable after such time as the Company has secured at least 20 news C.A.S.H services (a new client being that which was not a C.A.S.H. services client as of the Commencement Date) that average at least $20,000 per month in revenues to the Company.

(d)  Change in Control Payments. Notwithstanding anything to the contrary contained in this Agreement, upon any Change in Control occurring after the date of this Agreement and during the Term of this Agreement, Executive shall be entitled to (1) continue to receive all Base Salary payable in the then remaining term, paid in accordance with the Company’s normal payroll and (2) additional payments equal to Base Salary during the one year period immediately following the end of the then current Term. Change in Control shall have the meaning ascribed to it in the Company’s 2007 Stock Incentive Plan. These payments shall be in lieu of and not in addition to the payments of Base Salary contemplated by Section 4 below.

(e)  Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company as follows:

(i)  Payment of $1,200 per month for family medical insurance premium.

(ii)  Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

(iii)  The Company shall provide Executive with other executive perquisites as maybe available to, or deemed appropriate for, Executive by the Board and shall allow Executive to participate in all other company-wide employee benefits, including a defined contribution pension plan and 401 (k) plan, as may be made available generally to executive employees from time to time.

(iv)  Executive shall be entitled to two (2) weeks of paid vacation per calendar year (pro rated for partial calendar years worked), such vacation to be taken at such times and intervals as shall be determined by Executive. Vacation shall not be cumulative. In addition, Executive shall be entitled to sick pay and personal days (e.g., bereavement, jury duty, etc.), if any, as may be made generally available to Company employees from time to time.

(f)  No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 2 shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(g)  Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

3.  Non-Competition.

(a)  Executive shall not during the period of his employment by or with the Company and for the Applicable Period (defined below), for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, limited liability company, corporation or business of whatever nature:

(i)  engage, as an officer, director, manager, member, shareholder, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an employee, independent contractor, agent, consultant or advisor in any enterprise engaged in the purchase or sale of television broadcast licenses, the licensing or distribution of television programming or services similar to the C.A.S.H services offered by the Company;

(ii)  call upon any person who is at that time, or within the preceding twelve (12) months has been, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such person for Executive or any other person or entity, unless any such person was terminated by the Company more than six (6) months prior thereto;

(iii)  call upon any person who, or entity that is then or that has been within one year prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the Company; or

(iv)  call upon any prospective acquisition or investment candidate, on the Executive’s own behalf or on behalf of any other person or entity, which candidate was known by Executive to have, within the previous twelve (12) months, been called upon by the Company or for which the Company made an acquisition or investment analysis or contemplated a joint marketing or joint venture arrangement with, for the purpose of acquiring or investing or enticing such entity into a joint marketing or joint venture arrangement.

Notwithstanding the foregoing, nothing shall prohibit Executive from continuing in his current roles as (i) chief executive officer and chairman of the board and principal member of Enye Communications Holdings LLC, (ii) owner and principal officer of Broadcast Capital Inc., and (iii) chief executive officer, chairman of the board and owner of Blackstar Management LLC, except to the extent these roles compromise his ability to diligently perform his obligations hereunder or these companies directly compete with the Company for the same target customers in the same geographic locations.

For purposes of this Section 3:

•	the term “Company” shall be deemed to include all subsidiaries and affiliates of the Company; and

•	the term “Applicable Period” shall mean that period during which the Executive is entitled to any payments under the terms of this Agreement.

(b)  Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company in the event of breach by him, by injunctions and restraining orders.

(c)  It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Executive in light of the activities, business and plans of the Company; it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with any change in the activities, business or plans of the Company throughout the Term.

(d)  The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.

(e)  All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants; provided, however, that the Company’s failure to make payments to Executive under Section 2 or Section 4 of this Agreement shall constitute such a defense.

(f)  Notwithstanding any of the foregoing, if any applicable law shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in Section 3(a) hereof, the period of time for which Executive shall be prohibited pursuant to Section 3(a) hereof shall be the maximum time permitted by law.

4.  Term; Termination; Rights on Termination. The term of this Agreement shall begin on the Commencement Date and continue for one year (the “Term”). Notwithstanding any provision in this Agreement to the contrary, this Agreement and Executive’s employment may be terminated in any one of the following ways:

(a)  Death. The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive’s estate.

(b)  Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall not have performed his duties hereunder on a full-time basis for ninety (90) days or more in any one hundred twenty (120) day period, Executive’s employment under this Agreement may be terminated by the Company upon thirty (30) days written notice if Executive is unable to resume his full time duties at the conclusion of such notice period. Executive’s compensation during any period of disability prior to the effective date of such termination shall be the amounts normally payable to him in accordance with his then current annual base salary, reduced by the amounts of disability pay, if any, paid to Executive under any Company disability program. Executive shall not be entitled to any further compensation from the Company for any period subsequent to the effective date of such termination, except for pay or benefits, if any, in accordance with then existing severance policies of the Company and the severance terms of Company benefit plans.

(c)  Termination by the Company.

(i)  For Cause. The Company may terminate this Agreement immediately upon written notice to Executive for cause, which shall be: (1) Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; (2) Executive’s breach of any fiduciary duty owed to the Company or its subsidiaries or affiliates, or breach of the provisions of Section 3 or Section 6 hereof, (3) any other material breach by Executive of this Agreement that is not cured within ten (10) days of written notice to Executive, or (4) Executive’s commission of (A) any act of willful dishonesty or fraud, (B) any act of embezzlement or other misappropriation of Company assets, or (C) gross negligence or intentional nonperformance of duties, so long as such breach or matter is not corrected or cured to the Company’s reasonable satisfaction within ten (10) days of notice to Executive thereof. In the event of a termination for Cause, as enumerated above, Executive shall have no right to any severance compensation.

(ii)  Without Cause. In addition to the provisions of Section 4(c)(i), the Company may, at any time, terminate this Agreement upon written notice to Executive, if such termination is approved by a majority of the Board of the Company. In the event of such a termination “Without Cause,” Executive shall have the right to receive severance compensation as set forth below in Section 4(f).

(d)  Termination by Executive For Good Reason. Executive may terminate this Agreement upon thirty (30) days’ written notice to the Company in the event of (1) a material breach by the Company of the terms of this Agreement, or (2) the Board assigning Executive duties that are not commensurate with the position of chief executive officer or president, so long as such breach or matter is not corrected or cured within such thirty (30) day period. Such events shall hereinafter be referred to as “For Good Reason.” In the event of a termination For Good Reason, Executive shall have the right to receive severance compensation as set forth below in Section 4(f). If Executive resigns or otherwise terminates his employment for any reason other than For Good Reason, Executive shall receive no severance compensation.

(e)  Payment Through Termination. Upon termination of this Agreement for any reason provided above, Executive (or Executive’s estate, as applicable) shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave) due through the effective date of termination. Additional compensation subsequent to termination, if any, shall be due and payable to Executive only to the extent, and in the manner, expressly provided above. All other rights and obligations under this Agreement shall cease as of the effective date of termination, except that Executive’s obligations under Sections 3, 5, 6, 7 and 9 shall survive such termination in accordance with their terms.

(f)  Severance. If Executive’s employment is terminated by the Company pursuant to Section 4(c)(ii) Without Cause, or by Executive pursuant to Section 4(d) For Good Reason, the Company shall, subject to Executive’s execution of a general release of all claims and rights that Executive may have against the Company and its related entities and their respective officers, managers, and employees, including but not limited to all claims and rights relating to Executive’s employment and/or termination, in a form reasonably acceptable to the Company and Executive (a “Release”), continue to pay Executive (the “Severance”) his then current Base Salary for the remainder of the Term and all options granted hereunder shall be immediately vested. Notwithstanding anything herein to the contrary, the Severance payments shall terminate ten (10) days after the Company provides notice to Executive that the Company intends to terminate such payments because Executive has breached a provision of Sections 3, 5, or 6 of this Agreement. It is understood and agreed that the Release shall not release or affect (x) any right of Executive to indemnification in his capacity as an officer of the Company or member of the Board, on the same terms available to other officers or members of the Board generally or (y) any remaining obligations of the Company under this Agreement to be performed from and after the date of such Release.

(g)  Non-Disparagement. Each of the Company and Executive agrees that, during the Term and following the expiration or early termination thereof, it or he, as the case may be, will not make any derogatory comments, either written or oral, which could be construed as negative or derogatory concerning the other, to any persons including, but not limited to, clients, customers, potential clients, potential customers, vendors, employees, or financial or credit institutions.

5.  Inventions. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries (“Inventions”), whether patentable or not, that are conceived or made by Executive, solely or jointly with another, during the period of employment and that are directly related to the business or activities of the Company and that Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests in the Inventions to the Company or its nominee. Executive agrees that all Inventions that he develops or conceives and/or documents during such period shall be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction, and accordingly, the Company shall be the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of the Inventions or any part of them in all media and by all means now known or that may hereafter be devised, throughout the universe in perpetuity. Executive agrees that in furtherance of the foregoing, he shall disclose, deliver and assign to the Company all Inventions and shall execute all such documents, including patent and copyright applications, as the Company reasonably shall deem necessary to further document the Company’s ownership rights therein and to provide the Company the full and complete benefit thereof. Should any arbitrator or court of competent jurisdiction ever hold that the materials derived from Executive’s contributions to the Company do not constitute works made-for-hire, Executive hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all Inventions, including the copyrights and any other proprietary rights arising therefrom. Executive reserves no rights with respect to any Inventions, and hereby acknowledges the adequacy and sufficiency of the compensation paid and to be paid by the Company to Executive for the Inventions and the contributions he will make to the development of any such information or Inventions. Executive agrees to cooperate with all lawful efforts of the Company to protect the Company’s rights in and to any or all of such information and Inventions and will, at the request of the Company, execute any and all instruments or documents necessary or desirable in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company’s rights in and to the Inventions. Any such Inventions that were developed by Executive prior to his employment with the Company (and its predecessors) shall not be covered by the terms of this Section 5. However, to the extent that any such Inventions are deemed owned by Executive and Executive has permitted the Company (or its predecessors) to use such Inventions, the Company shall have a perpetual, non-exclusive, royalty-free license to use such Inventions, which license shall survive the termination of this Agreement.

6.  Confidential Information and Trade Secrets. Executive acknowledges and agrees that all Confidential Information, Trade Secrets and other property delivered to or compiled by Executive by or on behalf of the Company or its representatives, vendors or customers that pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Executive agrees that he shall maintain strictly the confidentiality of, and shall not, during, or for a period of five (5) years after, the expiration of the Term, disclose, any such Confidential Information or Trade Secrets.

For purposes hereof, “Confidential Information” means and includes:

•
All business or financial information, plans, processes and strategies, market research and analyses, projections, financing arrangements, consulting and sales methods and techniques, expansion plans, forecasts and forecast assumptions, business practices, operations and procedures, marketing and merchandising information, distribution techniques, customer information and other business information, including records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other documentation respecting the Company, and subsidiaries and affiliates;

•	All information and materials that are proprietary and confidential to a third party and that have been provided to the Company by such third party for Company use; and

•	All information derived from such Confidential Information.

Confidential Information shall not include information and materials that are already, or otherwise become, known by or generally available to the public without restriction on disclosure, other than as a result of an act or omission by Executive in breach of the provisions of this Agreement or any other applicable agreement between Executive and the Company.

For purposes hereof, the term “Trade Secret” shall have the meaning given in the Delaware enactment of the Uniform Trade Secrets Act, and shall include, without limitation, the whole or any portion or phase of any scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the Company’s competitors). Any such Confidential Information and Trade Secrets that were developed by Executive prior to his employment with the Company (and its predecessors) shall not be covered by the terms of this Section 6.

7.  Return of Company Property; Termination of Employment. At such time, if ever, as Executive’s employment with the Company is terminated, he shall be required to participate in an exit interview for the purpose of assuring a proper termination of his employment and his obligations hereunder. On or before the actual date of such termination, Executive shall return to the Company all records, materials and other physical objects relating to his employment with the Company, including, without limitation, all Company credit cards and access keys and all materials relating to, containing or derived from any Trade Secrets or Confidential Information.

8.  No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for, and hold the Company and harmless from, and against, all claims, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement.

9.  Binding Effect; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. In addition, the Company may not assign this Agreement except to a subsidiary of the Company, without the prior written consent of Executive.

10.  Complete Agreement. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive regarding the subject matter contained herein and of all the terms of this Agreement, it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements and any such prior agreements are hereby superseded by this Agreement.

11.  Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:

Attention:
Fax No.:

with a copy to:

Graubard Miller
405 Lexington Avenue
New York, NY 10174
Attn: David Alan Miller, Esq.
Fax No.: (212) 818-8881

To Executive:

Fax No.:

with a copy to:

Attn:
Fax No.:

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 11.

12.  Severability; Headings. It is the intention of the parties that the provisions herein shall be enforceable to the fullest extent permitted under applicable law and that the unenforceability of any provision or provisions hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, void or invalid in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions or portions thereof and to alter the bounds thereof, including specifically, any time, place and manner restrictions contained in any of the restrictive covenants contained herein, in order to render it valid and enforceable. In any event, the balance of this Agreement shall be enforced to the fullest extent possible without regard to such unenforceable, void or invalid provisions or part thereof. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

13.  Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement (excluding specifically, however, claims and counterclaims of the Company arising out of any breach by Executive of the provisions of Sections 3, 5, 6, 7, 8 and 9) shall be settled exclusively by arbitration, conducted in accordance with the rules of the American Arbitration Association then in effect, as modified hereby. Notwithstanding anything contained in the rules to the contrary, however, the arbitrators shall not have the authority to add to, detract from, or modify any provision hereof, nor to award punitive or special damages to any injured party. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The arbitration proceeding shall be held in Little Rock, Arkansas.

14.  Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Arkansas without reference to its conflicts of laws provisions.

15.  Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16.  Modifications. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought, or his or its duly authorized representative or officer. No waiver by Executive or the Company of any breach of any provision hereof will be deemed a waiver of any prior or subsequent breach of the same or any other provision. The failure of Executive or the Company to exercise any right provided herein will not be deemed on any subsequent occasions to be a waiver of any right granted hereunder to either of them.

17.  EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE WAS GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS HE MAY HAVE HAD REGARDING IT OR ITS PROVISIONS. EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF HIS CHOOSING AND THAT THE COMPANY GAVE HIM A REASONABLE PERIOD OF TIME TO DO SO IF HE SO WISHED. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE IS NOT BOUND BY ANY AGREEMENT THAT WOULD PREVENT HIM FROM PERFORMING HIS DUTIES AS SET FORTH HEREIN, NOR DOES HE KNOW OF ANY OTHER REASON WHY HE WOULD NOT BE ABLE TO PERFORM HIS DUTIES AS SET FORTH HEREIN.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EQUITY MEDIA HOLDINGS CORPORATION

By:
Name: Title:

EXECUTIVE:

JOHN E. OXENDINE